Exhibit 99

               Frontier Financial Corporation Announces
            Record Earnings for the First Quarter of 2003


    EVERETT, Wash.--(BUSINESS WIRE)--April 16, 2003--Frontier Financial Corporation (Nasdaq:FTBK), headquartered in Everett, Washington, today announced record first quarter earnings of $9.7 million, or $.52 per diluted share for the year 2003. This compares to earnings of $9.3 million for the first quarter of 2002, or $.48 per diluted share, an increase of 4.2%.
    First quarter performance was the result of increased net interest income of $1.7 million, or 7.4%, and noninterest income of $.5 million, or 17.9% compared to the first quarter of 2002. These results were accomplished in spite of a sluggish economy and a challenging interest rate environment.
    The net interest margin decreased to 5.23% from 5.34% in the first quarter of 2002. However, the decline in the net interest margin was the result of interest earned on loans decreasing faster than the reduction in the cost of funds.
    The balance sheet structure changed somewhat over the last year. There was excellent deposit growth over the year of $156.5 million, or 10.7%, and the composition of deposits changed significantly as higher cost certificates of deposit were reduced from 43% to 33% of total deposits at the end of the first quarter of 2002 and 2003, respectively. Investments increased $12.1 million, or 9.7%, to $137.2 million despite continued calls and maturities. In the first quarter of 2003, there was a small securities gain which was attributable to a solicited buy back offer from the issuer.
    Loans increased $113.4 million, or 7.4% year over year, however, the loan growth was relatively flat in the first quarter of 2003.
    Frontier's efficiency ratio at first quarter end was 41% which was down from 40% in the first quarter of 2002. This ratio remains excellent for the industry.
    The return on average assets for the quarter dropped to 1.98% from 2.08% a year earlier. This decline is attributable to the narrowing of the net interest margin as discussed above. The return on average equity for the quarter was 19.48%, up from 19.47% in 2002. The capital of the Corporation increased to $197.9 million from $190.6 million a year earlier, an increase of $7.3 million, or 3.8%.
    Bob Dickson, President & CEO stated "Over the past year, Frontier has continued to repurchase Frontier stock in the open market. Since quarter-end March 2002, Frontier repurchased 782,300 shares for $19.9 million. Additionally, Frontier paid $12.0 million in cash dividends to shareowners. Both of these actions are capital management plans previously approved by the Board and enhance shareowner value by decreasing capital."
    Assets increased $210.2 million, or 11.7%, to $2.004 billion from $1.794 billion a year earlier. "This is the first time that Frontier has exceeded $2 billion in assets and it was accomplished in the 25th anniversary year of Frontier," Dickson said.
    Nonperforming assets at the end of the first quarter of 2003 were ..80% of total assets as compared to .97% at the end of the first quarter of 2002. "Economic conditions have been slow over the past year, and it is gratifying to report a reduction in nonperforming assets," stated Dickson. The reserve for loan losses increased $2.4 million over the last year to $28.9 million, up 9.1%, and represents 1.75% of total loans outstanding.
    Dickson said "We are pleased with the first quarter results, especially in the area of credit quality and expense control. Providing the local and national economies don't worsen, we look forward to a continued team effort in 2003 to maximize operating results."

    Frontier Financial Corporation headquartered in Everett,
Washington, is the parent company of Frontier Bank which operates thirty-eight banking offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish and Whatcom Counties.

    Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "expected", "anticipate", "estimate", "continue" or other comparable words. In addition, all statements other than statements of historical facts that address activities that Frontier expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Frontier particularly its Form 10-K for the Fiscal Year Ended December 31, 2002, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.


                  FRONTIER FINANCIAL CORPORATION AND
                             SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME

(In thousands, except
 for number of shares and                                  For the
 per share amounts)          For the Three Months            year
                                     Ended                  Ended
                             -----------------------     -----------
                        March 31,   Dec. 31,   March 31,    Dec 31,
                          2003        2002      2002         2002

                       ----------- ----------- ----------- -----------
Interest Income:
       Interest & fees
        on loans          $32,048     $33,982     $32,386    $131,437
       Interest & fees
        on investments      2,023       1,996       1,502       7,422
                       ----------- ----------- ----------- -----------
          Total
           Interest
           Income          34,071      35,978      33,888     138,859

Interest Expense:
       Interest on
        Deposits            8,273       9,015      10,148      38,470
       Interest on
        borrowed funds      1,956       1,998       1,549       7,111
                       ----------- ----------- ----------- -----------
          Total
           Interest
           Expense         10,229      11,013      11,697      45,581

Net Interest Income        23,842      24,965      22,191      93,278

Provision for Loan Losses    (850)     (3,200)       (500)     (6,300)

Net Interest Income
 after Provision           22,992      21,765      21,691      86,978

Noninterest Income:
       Securities
        gains/(losses)         91        (293)          -        (480)
       Service
        Charges             1,064       1,088         898       4,133
       Other
        noninterest
        income              1,899       1,734       1,693       6,490
                       ----------- ----------- ----------- -----------
          Total
           Noninterest
           Income           3,054       2,529       2,591      10,143

Noninterest Expense:
       Salaries &
        benefits            6,966       7,337       6,244      25,829
       Occupancy
        expense             1,616       1,534       1,574       6,158
       Other
        noninterest
        expenses            2,578       3,486       2,207      10,873
                       ----------- ----------- ----------- -----------
          Total
           Noninterest
           Expense         11,160      12,357      10,025      42,860

Income Before Taxes        14,886      11,937      14,257      54,261
Applicable Income
 Taxes                     (5,225)     (3,870)     (4,984)    (18,247)
                       ----------- ----------- ----------- -----------


   NET INCOME/(Loss)       $9,661      $8,067      $9,273     $36,014
                       =========== =========== =========== ===========

Basic average shares
 outstanding
  for the period       18,688,364  18,839,275  19,199,935  19,106,958
Basic earnings per share    $0.52       $0.43       $0.48       $1.88
                       =========== =========== =========== ===========

Diluted shares         18,749,355  18,936,364  19,298,594  19,214,149
Diluted earnings per
 share                      $0.52       $0.43       $0.48       $1.87
                       =========== =========== =========== ===========

Efficiency ratio               41%         42%         40%         40%
Return on average assets     1.98%       1.66%       2.08%       1.94%
Return on average equity    19.48%      16.31%      19.47%      18.36%
TE Net interest margin       5.23%       5.52%       5.34%       5.38%




                  FRONTIER FINANCIAL CORPORATION AND
                             SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET

(In thousands, except
 for number of shares)

                                     March 31,   Dec. 31,    March 31,
                                       2003        2002        2002
                                   ----------- ----------- -----------
ASSETS
         Cash & due from banks        $70,167     $88,647     $60,229
         Securities:
               Available for Sale-
                Fair value            106,605     109,429      92,086
               Held to maturity-
                amortized cost         30,552      30,608      32,927
                                   ----------- ----------- -----------
                       Total
                        securities    137,157     140,037     125,013
         Federal funds sold            98,869      13,528      27,670
         Loans:
               Loans, net of
                unearned income     1,654,635   1,658,684   1,541,220
               Less:  Allowance
                for losses            (28,910)    (28,175)    (26,489)
                                   ----------- ----------- -----------
                       Net loans    1,625,725   1,630,509   1,514,731

         Premises & equipment, net     26,531      26,697      27,186
         Other real estate owned        7,263       6,532         769
         Intangible assets              6,476       6,476       6,476
         Other assets                  31,792      31,301      31,741
                                   ----------- ----------- -----------
               Total Assets        $2,003,980  $1,943,727  $1,793,815
                                   =========== =========== ===========
LIABILITIES
         Deposits:
               Noninterest bearing   $241,180    $237,972    $227,639
               Interest bearing     1,377,454   1,322,904   1,234,476
                                   ----------- ----------- -----------
                  Total deposits    1,618,634   1,560,876   1,462,115
         Federal funds purchased
          and securities
           sold under repurchase
            agreements                 12,549      11,809      11,307
         Federal Home Loan Bank
          advances                    160,116     160,121     115,133
         Other liabilities             14,819      12,058      14,679
                                   ----------- ----------- -----------
               Total Liabilities    1,806,118   1,744,864   1,603,234
SHAREOWNER'S EQUITY
         Common stock                 117,475     116,925     116,164
         Unrealized gains/(losses)
          on AFS securities, net of
           tax effect                   2,742       2,097       1,187
         Retained earnings             77,645      79,841      73,230
                                   ----------- ----------- -----------
               Total Capital          197,862     198,863     190,581
                                   ----------- ----------- -----------
TOTAL LIABILITIES & EQUITY         $2,003,980  $1,943,727  $1,793,815
                                   =========== =========== ===========

Shares outstanding at end of
 period                            18,502,734  18,817,684  19,198,120

Book Value                             $10.69      $10.57       $9.93
Tangible book value                    $10.34      $10.22       $9.59




    CONTACT: Frontier Financial Corporation
             Robert J. Dickson, President & CEO
             425/514-0700